NEWS RELEASE

For Immediate Release

Nord Resources Reports Second-Quarter 2010 Results

  Quarterly net loss of $7.2 million and year to date net loss of $6.2 million
  Results include other expenses of $10.4 million and $11.1 million in the second quarter and year to date, respectively, primarily due to the de-designation of derivatives as cash flow hedges
  Continuation of copper held in solution inventory in the existing leach pads, combined with a reduction in the amount of mining activity stemming from inadequate working capital prevents Nord from meeting its target to become cash-flow positive in the second quarter
  Company has begun the implementation of previously announced measures to reduce costs, maximize cash flow, and improve operating efficiencies
  Company continues to pursue opportunities to restructure its capital and obtain additional financing
  Preliminary work begun on ore characterization, new column testing and mineralogy to develop a new block model for mine optimization

TUCSON, AZ, August 13, 2010 – Nord Resources Corporation (OTCBB: NRDS), which reactivated copper mining and processing operations at the Johnson Camp Mine in January 2009, today announced its financial results for the second quarter ended June 30, 2010. The unaudited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

Nord’s 2010 second-quarter production of copper and sales rose to 2,729,194 pounds compared with production of 2,421,936 pounds for the first quarter of 2010 and 2,070,024 and 836,781 pounds produced during the second and first quarters of 2009, respectively. The net loss for the second quarter and first half of 2010 are primarily due to the inclusion of $10.4 million and $11.1 million, respectively, in other expenses which are primarily the result of a change in accounting treatment of existing copper derivatives.

The change in accounting treatment of copper derivatives, which was due to the Company’s inability to make the requisite payments under the terms of the underlying copper hedge agreement, resulted in recording an unrealized loss on the de-designation of copper hedges of ($13.4 million) for the 2010 second quarter and first six months and a realized loss of ($1.9 million) for the 2010 periods from the settlements of copper derivatives classified as trading securities. These losses were partially offset by an unrealized gain for the 2010 second quarter and first six months on copper derivatives classified as trading securities of $5.8 million.

As previously reported, Nord’s ramp up of production was significantly slower than originally forecast as the company had to deal with a number of unanticipated issues. The effects of the production shortfall and the lack of working capital caused Nord to be unable to meet some of its debt obligations in 2010. As announced on May 14, 2010, the company’s senior lender, Nedbank Limited, declined to extend a forbearance agreement regarding the scheduled principal and interest payment (approximately $2.2 million) due on March 31, 2010 under Nord’s $25 million secured term-loan facility. Nord also did not make a payment of an additional $2.3 million due on June 30, 2010 under the secured term-loan agreement. Further, Nedbank declined to extend a forbearance agreement regarding Nord’s failure to make payments under the Copper Hedge Agreement. The total due but not paid under the Copper Hedge Agreement amounts to $2.6 million as at June 30, 2010.

As Nord continues to be in default of its obligations under the Credit Agreement with Nedbank, the full amount of the outstanding principal and accrued and unpaid interest must be included in the company’s current liabilities, together with any additional amounts payable under the Credit Agreement. Accordingly, as of June 30, 2010, the company reclassified $12.5 million of long-term debt to current liabilities within the condensed consolidated balance sheet.

Further, as the company also is in default under the Copper Hedge Agreement, amounts formerly eligible for treatment as amounts payable under long-term derivative contracts have been brought into current liabilities. Accordingly, as at June 30, 2010, the company reclassified $2.3 million of derivative contracts under its Copper Hedge Agreement to current liabilities within the condensed consolidated balance sheet.

Given the default under the Credit Agreement, Nedbank has full authority to exercise its rights, including the acceleration of the full amount due and the initiation of foreclosure proceedings against the Johnson Camp Mine. To date, Nord has not received any notice from Nedbank of an intention to exercise its rights. In accordance with the credit agreement, upon missing the March 31, 2010 and June 30, 2010 principal and interest payments, the interest rate on the outstanding debt and unpaid accrued interest increased by 3.00% to LIBOR plus 9.06% .

Due to continued copper inventory issues with the existing leach pads, combined with a reduction in the amount of mining activity stemming from inadequate working capital, Nord was unable to meet its target of becoming cash-flow positive in the second quarter of 2010. As a result, on July 5, 2010, Nord announced that it was implementing measures to reduce costs, maximize cash flow, and improve efficiencies. The measures include the temporary suspension of mining and crushing of ore; additional drilling, metallurgical testing, and assaying to enhance the understanding of mineralogy and the distribution of acid-soluble grades in the block model; and, updating the mine plan to optimize production and increase operating efficiencies. Nord is continuing to produce copper through the leaching of ore already in place on its existing pads and the operations of its SX-EW plant. Nord believes that it can continue its production near the current rate for the next few months and then it will slowly decline until the resumption of mining and crushing operations.

“The difficulty of meeting our production and cash flow targets using the existing leach pads has become increasingly evident,” said Randy Davenport, interim Chief Executive Officer. “The suspension of mining and crushing new ore will enable us to conserve cash, to focus on a comprehensive program to better understand our ore body and optimize the mine plan, and to complete the engineering for a new leach pad. An important part of our future is the construction and operation of this pad that will significantly reduce the affects of copper held in solution inventory. The capital cost for the new pad is estimated at approximately $14 million and is scheduled to be operational by the end of the first quarter 2011. This schedule is dependent on successfully completing our capital restructure and obtaining new financing by the third quarter 2010.”

“As we also have previously announced, in June 2010, we engaged FTI Consulting to provide us with financial advisory and consulting services. We have been working closely with them to carryout a refinancing of Nord’s current capital structure and to raise additional funds,” he said.

The company’s continuation as a going concern depends on its ability to refinance the obligations under the Credit Agreement with Nedbank and the Copper Hedge Agreement with Nedbank Capital, and on its ability to produce copper to sell at a level where Nord becomes profitable and generates cash flows from operations. If management cannot restructure its current obligations and raise additional funds, or achieve its operating plan because of sales shortfalls, a reduction in copper prices, or other unfavorable events, the company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

Financial Highlights

Net sales for the 2010 second quarter were $8.7 million, up 44.9 percent from the 2010 first quarter ($6.0 million) and 67.3 percent higher than the $5.2 million (including $0.9 million from the settlement of copper hedges) recorded in the 2009 second quarter. The 2010 second-quarter sales were generated from the sale of 2,729,194 pounds of copper, a 12.7 percent increase from the 2010 first-quarter level of 2,421,936 pounds and a 31.8 percent increase as compared with 2,070,034 pounds of copper sold in the 2009 second quarter. Sales during the 2010 second quarter do not include the impact of the realized loss from copper-hedge activity in the amount of ($1.9 million) as these hedges were de-designated as cash-flow hedges and consequently not included as an element of revenue.

For the first half of 2010, net sales were $14.7 million (including losses of $1.9 million from the settlement of copper hedges) from the sale of 5,151,130 pounds of copper. Six-month 2010 sales were more than double the level for the first half of 2009 of $6.6 million (including $1.5 million from the settlement of copper hedges) from the sale of 2,626,087 pounds of copper which does not include the $0.7 million from the sale of 280,728 pounds of copper that occurred during the first quarter of 2009 which were credited against mine development costs while the company was still in the testing and development phase of the mine.

The average realized price of copper sold during 2010 three and six month periods ended June 30, 2010 was $3.19 and $2.86 per pound, respectively. The average realized price of copper sold during the 2010 three and six month periods ended June 30, 2010 would have been $2.50 and $2.49 per pound, respectively, if the copper hedges would have remained classified as cash flow hedges. The average realized price of copper sold during the three and six month periods ended June 30, 2009 was $2.50 and $2.51 per pound, respectively.

In the 2010 second quarter, Nord’s costs applicable to sales were $4.3 million (including $0.9 million in ramp-up expenses), compared with $4.8 million (including $3.0 million in ramp-up expenses) in the 2009 period. For the first six months of 2010, costs were $7.7 million (including $1.8 million in ramp-up expenses), compared with $5.7 million (including $3.0 million in ramp-up expenses) in the first half of 2009.

Gross margin in the 2010 second quarter (excluding depreciation, depletion, and amortization) was $4.4 million or 50.5 percent of sales, compared with $0.4 million or 7.3 percent of sales in the 2009 period. For the first half of 2010, gross margin was $7.0 million or 47.9 percent of sales, compared with $0.9 million or 13.2 percent of sales in the 2009 period. The improvement in the second quarter results are primarily attributable due to the 31.8 percent increase in the volume of copper sold during the period and the classification of $1.9 million in realized losses from derivatives as other income (expense) rather than as an element of revenue. The improvement in the year to date results are primarily due to the 96.2 percent increase in the volume of copper sold during the period, the classification of $1.9 million in realized losses from derivatives as other income (expenses) rather than as an element of revenue and the lower cost of sulfuric acid used for leaching, which is a significant production cost factor.

General and administrative (G&A) expenses were flat at $0.7 million in the 2010 and 2009 second quarters. For the first half of 2010, G&A expenses decreased slightly to $1.2 million from $1.4 million in the 2009 period.

Depreciation, depletion and amortization expenses increased to $0.5 million in the 2010 second quarter, compared with $0.3 million in 2009 period and to $0.9 million for the first half of the year compared with $0.5 million in the first six months of 2009. The increases are primarily due to the increase in the tons mined and the copper produced in the 2010 periods compared with the prior-year periods when the company was just beginning to ramp-up its mining of new ore.

For the 2010 second quarter, the company recorded total other income (expense), net of ($10.4 million), compared with $0.5 million in the 2009 period. The negative other income in the 2010 second quarter primarily resulted from the de-designation of copper hedges from cash flow hedges to trading securities of ($13.4 million), the unrealized gains on the mark to market of copper derivatives classified as trading securities of $5.8 million, and the realized losses on the settlement of copper derivatives of ($1.9 million), compared with realized gains on the settlement of ineffective copper hedges in the amount of $0.1 million in the comparable 2009 period. Interest expense increased to $0.9 million in the second-quarter 2010 from $0.6 million in the 2009 quarter. The increase is primarily due to the 3% surcharge on the Nedbank Credit facility and from interest charges of $0.1 million on vendor financing.

For the first half of 2010 total other income (expense), net was ($11.1 million), compared with $0.6 million in the 2009 period. The decrease in 2010 primarily resulted from the previously cited de-designation of copper hedges from cash flow hedges to trading securities and unrealized gains in the fair value for the copper derivatives; and the realized losses on the settlement of copper derivatives, which compare with realized gains on the reclassification on ineffective copper hedges to trading securities in the amount of $1.4 million for the same period in the prior year on and a $0.7 million increase in interest expense resulting from the inclusion of interest for both quarters of 2010 versus only one quarter in 2009. The interest incurred during the first quarter of 2009 was capitalized as part of the Nedbank principal. For the first half of 2010, interest expense amounted to $1.5 million, compared with $0.8 million in the first six months of 2009.

Reflecting the change in accounting treatment of derivatives, Nord recorded a net loss for the 2010 second quarter of $7.2 million ($0.06 loss per basic and diluted share based on a weighted average number of basic and diluted shares outstanding of 111,688,821), compared with a net loss for the 2009 period of $1.2 million ($0.02 loss per basic and diluted share based on a weighted average number of basic and diluted shares outstanding of 69,944,154.

For the first half of 2010, the company incurred a net loss of $6.2 million ($0.06 loss per basic and diluted share based on a weighted average number of basic and diluted shares outstanding of 111,430,992), reflecting the previously cited change in accounting treatment for the company’s copper derivatives. This compares with a net loss in the 2009 period of $0.5 million ($0.01 loss per basic and diluted share based on a weighted average number of basic and diluted shares outstanding of 69,859,195

Cash Flow

In view of the decision by Nedbank not to extend its forbearance agreements on the debt payments owed by Nord, the company is continuing to investigate alternatives to improve its liquidity. There can be no assurances given that the company’s efforts will be successful.

At the end of the 2010 second quarter, the company had cash reserves of $0.3 million (excluding $0.7 million in restricted cash being held in conjunction with two letters of credit) and a working capital deficiency of $37.8 million (including $5.5 million in current liability portion of derivative contracts, $10.7 million in the current portion of long-term debt, and $2.4 million and $12.5 million of long-term derivative liabilities and long-term debt, respectively, that were classified as current liabilities due to the company’s default on the related agreements). At the 2009 year-end, cash reserves were $1.3 million and the working capital deficiency amounted to $7.7 million, including $8.0 million in the current liability portion of derivative contracts and $7.4 million in the current portion of long-term debt, capital lease obligations, and accrued interest.

Cash flows from operating activities during the first six months of 2010 and 2009 were ($0.4 million) and ($0.6 million), respectively. The cash flows reflect the net losses incurred in the first six months of 2010 and 2009. The cash flows from operating activities were also severely impacted in both periods by the significant increase in the amount of copper that remains in inventory. Cash used in the mining and processing of inventory amounted to $11.4 million and $3.6 million during the 2010 and 2009 six-month periods, respectively. Cash used by operating activities was offset in part by an $8.0 million increase in accounts payable, accrued expenses, and accrued interest during the first half of 2010.

Cash flows from investing activities during the six-months 2010 period were ($0.6 million), which primarily represents the purchase of equipment used in the Johnson Camp Mine operation and preliminary engineering on a new leach pad. Cash flows from investing activities during the comparative 2009 period were ($8.3 million), primarily reflecting capital expenditures of $9.1 million related to the reactivation of the Johnson Camp Mine during this time period, $1.7 million (net of $0.7 million of copper sold during the period which includes $0.3 million of proceeds from the settlement of effective hedges) in mine development costs, $0.9 million in proceeds from the sale of ineffective copper hedges, and the reclassification of $1.5 million from restricted cash and marketable securities to cash and cash equivalents.

Cash flows from financing activities during the first half of 2010 was $31,711 compared with $4.9 million for the same period in 2009. On March 31, 2009, the company sold to Royalty Gold (then known as IRC Nevada Inc.) a 2.5% net smelter royalty on the mineral production sold from the existing mineral rights at Johnson Camp. Net proceeds from the sale of $5.0 million were recorded as deferred revenue and were used for working capital during the ramp up of our mining operations. Amounts payable to Royal Gold, which are being calculated based on the revenue generated from the sale of copper, are being expensed in the period incurred.

On July 29, 2010, Nord announced that it had converted the entire amount due to Fisher Sand & Gravel (“Fisher”) of approximately $8.2 million into a two-year 6% interest note. Under the agreement, Fisher will receive monthly payments based on a formula related to the levels of copper sales made by Nord.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

All statements in this release, other than those of historical facts, may be considered to be “forward-looking”.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, Nord's ability to refinance the company, the market price of copper, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600 ext.223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2010 AND DECEMBER 31, 2009

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$335,120	$1,298,138
Accounts receivable	210,854	781,393
Inventories	8,046,042	15,685,103
Prepaid expenses and other	78,513	71,778

Total Current Assets	8,670,529	17,836,412

Property and Equipment, at cost:
Property and equipment	47,366,436	47,227,963
Less accumulated depreciation, depletion and amortization	(6,224,571)	(4,358,804)

Net Property and Equipment	41,141,865	42,869,159

Other Assets:
Restricted marketable securities	686,476	686,476
Stockpiles and ore on leach pads	20,150,363	-
Debt issuance costs, net of accumulated amortization	688,332	813,483

Total Other Assets	21,525,171	1,499,959

Total Assets	$71,337,565	$62,205,530

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2010 AND DECEMBER 31, 2009
(Continued)

	June 30,	December 31,
	2010	2009
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$5,035,121	$7,952,694
Accrued expenses	4,163,802	1,900,720
Current portion of deferred revenue	67,226	306,117
Current maturities of accrued interest	1,133,374	185,802
Current maturities of senior long-term debt	10,740,591	7,160,394
Current maturities of long-term debt	4,919,992	-
Current maturities of derivative contracts	5,494,151	7,967,695
Current maturities of capital lease obligation	15,808	15,808
Long-term derivative contracts accelerated due to default	2,401,549	-
Senior long-term debt accelerated due to default	12,517,235	-

Total Current Liabilities	46,488,849	25,489,230

Long-Term Liabilities:
Derivative contracts, less current maturities	-	5,101,263
Senior long-term debt, less current maturities	-	16,097,432
Long-term debt, less current maturities	3,274,129	-
Capital lease obligation, less current maturities	18,148	27,087
Deferred revenue, less current portion	4,715,564	4,544,567
Accrued reclamation costs	161,897	157,580
Other	24,729	884,987

Total Long-Term Liabilities	8,194,467	26,812,916

Total Liabilities	54,683,316	52,302,146

Commitments and contingencies

Stockholders’ Equity:
Common stock: $.01 par value, 200,000,000 shares authorized, 110,972,582 and 110,435,586 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	1,109,726	1,104,356
Additional paid–in–capital	121,638,692	121,488,765
Accumulated deficit	(105,774,627)	(99,620,778)
Accumulated other comprehensive loss	(319,542)	(13,068,959)

Total Stockholders’ Equity	16,654,249	9,903,384

Total Liabilities and Stockholders’ Equity	$71,337,565	$62,205,530

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Unaudited)

	2010	2009

Net sales	$14,708,392	$6,596,971

Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	7,669,246	5,725,303
General and administrative expenses (includes stock based compensation of $114,647 and $248,115, respectively)	1,246,396	1,447,932
Depreciation, depletion and amortization	857,941	501,676

Income (loss) from operations	4,934,809	(1,077,940)

Other income (expense):
Interest expense	(1,486,343)	(777,399)
Unrealized loss on de-designation of copper hedges	(13,392,853)	-
Unrealized gain on derivatives classified as trading securities	5,816,694	-
Realized gain (loss) on derivatives classified as trading securities	(1,878,084)	1,373,237
Miscellaneous income (expense), net	(148,072)	(12,760)

Total other income (expense)	(11,088,658)	583,078

Loss before income taxes	(6,153,849)	(494,862)

Provision for income taxes	-	-

Net loss	$(6,153,849)	$(494,862)

Net loss per basic and diluted share of common stock:

Weighted average number of basic and diluted common shares outstanding	111,430,992	69,859,195
Basic and diluted loss per share of common stock	$(0.06)	$(0.01)

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2010 AND 2009
(Unaudited)

	2010	2009

Net sales	$8,703,078	$5,179,552

Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	4,308,551	4,800,221
General and administrative expenses (includes stock based compensation of $63,721 and $62,592, respectively)	664,352	664,560
Depreciation, depletion and amortization	461,048	317,267

Income (loss) from operations	3,269,127	(602,496)

Other income (expense):
Interest expense	(892,624)	(641,976)
Unrealized loss on de-designation of copper hedges	(13,392,853)	-
Unrealized gain on derivatives classified as trading securities	5,816,694	-
Realized gain (loss) on derivatives classified as trading securities	(1,878,084)	111,998
Miscellaneous income (expense), net	(84,898)	(17,712)

Total other income (expense)	(10,431,765)	(547,690)

Loss before income taxes	(7,162,638)	(1,150,186)

Provision for income taxes	-	-

Net loss	$(7,162,638)	$(1,150,186)

Net loss per basic and diluted share of common stock:

Weighted average number of basic and diluted common shares outstanding	111,688,821	69,944,154
Basic and diluted loss per share of common stock	$(0.06)	$(0.02)